Exhibit 4.6

RH 2023 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION AWARD

Grantee’s Name and Address:

You (the “Grantee”) have been granted an option to purchase shares of common stock of RH, a Delaware corporation (the “Company”), subject to the terms and conditions of this Notice of Stock Option Award (this “Notice”), the RH 2023 Stock Incentive Plan (as may be amended, modified or restated from time to time, the “Plan”) and the Stock Option Award Agreement (the “Option Agreement”) attached hereto.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.

Award Number
Date of Award
Exercise Price per Share	$
Total Number of Shares Subject to the Option (the “Shares”)
Vesting Commencement Date
Type of Option:	Incentive Stock Option*
Non-Qualified Stock Option
Expiration Date:

*If designated as an Incentive Stock Option, the Option is intended to qualify as an Incentive Stock Option to the maximum extent permitted under Section 422 of the Code.  Any portion of the Option that does not so qualify will be a Non-Qualified Stock Option.

Vesting Schedule:

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Plan and the Option Agreement, the Option shall become vested and exercisable in accordance with the following schedule (the “Vesting Schedule”):

[Insert Vesting Schedule]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Option is to be governed by the terms and conditions of this Notice, the Plan, and the Option Agreement.

RH

a Delaware corporation

By:

Title:

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE SHARES SUBJECT TO THE OPTION SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER).  THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE OPTION AGREEMENT, OR THE PLAN SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE RIGHT OF THE COMPANY OR RELATED ENTITY TO WHICH THE GRANTEE PROVIDES SERVICES TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.  THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Option Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Plan, and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Plan and the Option Agreement.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares. The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired by exercising the Option, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Option is subject to the Grantee’s consent to access this Notice, the Option Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable, or by such other method as designated by the Company at the Company’s sole discretion from time to time. By signing below and accepting the grant of the Option, the Grantee: (i) consents to access copies of the Plan Documents by means and methods as designated by the Company from time to time; (ii) if applicable or upon establishment by the Company of an intranet or upon engagement of a brokerage firm for the administration of Option, consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via such Company intranet or the website of the Company’s designated brokerage firm; (iii) represents and agrees that the Grantee will comply with reasonable procedures to access the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (iv) acknowledges that the Grantee is already in possession of paper copies of the Plan Documents; and (v) acknowledges that the Grantee is familiar with and accepts the Option subject to the terms and provisions of the Plan Documents.

The Company may, in its sole discretion, decide to deliver any Plan Documents by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Option Agreement shall be resolved by the Administrator in accordance with Section 9 of the Option Agreement. The Grantee further agrees to the venue and jurisdiction selection and waiver of a jury trial in accordance with Section 9 of the Option Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

Dated: Signed:

Grantee

RH 2023 STOCK INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

1.Grant of Option.  RH, a Delaware corporation (the “Company”), hereby grants to the Grantee (the “Grantee”) named in the Notice of Stock Option Award (the “Notice”), an option (the “Option”) to purchase the Total Number of Shares subject to the Option (the “Shares”) set forth in the Notice, at the Exercise Price per Share set forth in the Notice (the “Exercise Price”), subject to the terms and provisions of the Notice, this Stock Option Award Agreement (this “Option Agreement”) and the RH 2023 Stock Incentive Plan (as may be amended, modified or restated from time to time, the “Plan”), which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement. In the event of a conflict between this Option Agreement and the Plan, the provisions of the Plan shall control.
2.Exercise of Option.
(a)Right to Exercise.  The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and this Option Agreement. In no event shall the Company issue fractional Shares.
(b)Method of Exercise.  The Option shall be exercisable only by delivery of an exercise notice (a form of which is attached to this Option Agreement as Exhibit A) or by such other procedure established by the Administrator.  The exercise notice shall be delivered to the Company in person, by certified mail, by electronic transmission or by such other method approved by the Administrator, and shall be accompanied by payment of the applicable aggregate Exercise Price and, if applicable, all federal, state and local income and employment taxes required to be withheld pursuant to Section 7(c)(i) of the Plan.
(c)Taxes.  The Grantee may incur tax liability as a result of the Grantee’s exercise of the Option or disposition of the Shares. The Grantee should consult a tax adviser before exercising the Option or disposing of the Shares.
(d)Section 16(b).  Notwithstanding any provision of this Option Agreement to the contrary, other than termination of the Grantee’s Continuous Service for Cause, if a sale within the applicable time periods set forth in Section 4 herein of Shares acquired upon the exercise of the Option would subject the Grantee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such Shares by the Grantee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Grantee’s termination of Continuous Service, or (iii) the date on which the Option expires.
3.Method of Payment.  Subject to any terms and conditions established by the Administrator, payment of the aggregate Exercise Price shall be made by any of the following methods, or a combination thereof, at the election of the Grantee; provided, however, that such exercise method does not then violate any Applicable Law; and provided further that the exercise method set forth in Sections 3(d) and (f) shall be subject to prior approval of the Administrator:
(a)cash;
(b)check;
(c)wire transfer;

(d)surrender of Shares held for the requisite period, if any, necessary to avoid a charge to the Company’s earnings for financial reporting purposes, or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require, that have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price;
(e)payment through a broker-assisted cashless exercise program acceptable to the Company;
(f)payment through a “net exercise” procedure established by the Company such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value on the exercise date less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (with the number of net Shares to be received rounded down to the nearest whole number of Shares); or
(g)any other method as permitted by the Plan that is approved by the Administrator.
4.Post-Termination Exercise Period.  Except as provided in Section 8(c) of the Plan, in the event of termination of the Grantee’s Continuous Service, all or any portion of the Option that was vested on the Termination Date (including any portion of the Option that vested as a result of such termination) may be exercised during the Post-Termination Exercise Period set forth in Section 4(a), Section 4(b) or Section 4(c), as applicable, and to the extent such vested portion of the Option is not exercised during such period, the Option will terminate.  Any portion of the Option that was unvested on the Termination Date (and that did not vest as a result of such termination) shall terminate on the Termination Date.
(a)Termination Generally.  If the Grantee’s Continuous Service is terminated for any reason other than for Cause (and not due to the Grantee’s death or Disability), the Post-Termination Exercise Period shall commence on the Termination Date and end three (3) months thereafter (or, if earlier, end on the Expiration Date).
(b)Disability.  If the Grantee’s Continuous Service is terminated due to the Grantee’s Disability, the Post-Termination Exercise Period shall commence on the Termination Date and end twelve (12) months thereafter (or, if earlier, end on the Expiration Date).
(c)Death.  If the Grantee’s Continuous Service terminates due to the Grantee’s death (or if the Grantee dies after a termination described in Section 4(a) or Section 4(b) above and during the applicable Post-Termination Exercise Period specified therein), the Post-Termination Exercise Period shall commence on the date of the Grantee’s death and end twelve (12) months thereafter (or, if earlier, end on the Expiration Date).  Following the death of the Grantee, the Option may be exercised during the Post-Termination Exercise Period (x) by the person or persons designated under the deceased Grantee’s beneficiary designation or (y) in the absence of an effectively designated beneficiary, by the Grantee’s legal representative or by any person empowered to do so under the deceased Grantee’s will or under the then applicable laws of descent and distribution.
(d)Termination for Cause.  If the Grantee’s Continuous Service is terminated for Cause, the Grantee’s right to exercise the Option shall terminate concurrently with the termination of the Grantee’s Continuous Service.

5.Term of Option.  The Option must be exercised no later than the Expiration Date set forth in the Notice or such earlier date provided in the Plan or this Option Agreement.  After the Expiration Date or such earlier date, the Option shall be of no further force or effect and may not be exercised. The Grantee agrees that the Company and its officers, employees, attorneys and agents do not have any obligation to notify the Grantee prior to the expiration of the Option, regardless of whether the Option will expire on the Expiration Date or on an earlier date.  The Grantee further agrees that the Grantee has the sole responsibility for monitoring the expiration of the Option and for exercising the Option, if at all, before it expires.  This Section 5 shall supersede any contrary representation that may have been made, orally or in writing, by the Company or by an officer, employee, attorney or agent of the Company.
6.Entire Agreement; Governing Law.  The terms of the Notice and the Plan are incorporated into this Option Agreement and, together with this Option Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof; provided, however, that if the Grantee is party to an employment, change in control or similar agreement with the Company or a Related Entity and such agreement contains terms applicable to equity awards of the type granted by this Option Agreement that are more favorable to the Grantee than the terms set forth in this Option Agreement, such more favorable terms shall control.  Nothing in the Notice, the Plan or this Option Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any Persons other than the Company and the Grantee.  The Notice, the Plan and this Option Agreement are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  Should any provision of the Notice, the Plan or this Option Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
7.Construction.  The captions used in the Notice and this Option Agreement are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
8.Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Option Agreement shall be submitted by the Grantee or by the Company to the Administrator.  The resolution of such question or dispute by the Administrator shall be final and binding.
9.Venue and Waiver of Jury Trial.  The Company and the Grantee agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Option Agreement shall be brought in the United States District Court for Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Delaware state court) and that the parties shall submit to the jurisdiction of such court.  The Company and the Grantee irrevocably waive, to the fullest extent permitted by Applicable Laws, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.  If any one or more provisions of this Section 9 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
10.Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.
11.Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice and this Option Agreement by and among, as applicable, the Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). The Grantee understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the Grantee’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
12.Language. If the Grantee has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.
13.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

END OF AGREEMENT

EXHIBIT A

RH 2023 STOCK INCENTIVE PLAN

EXERCISE NOTICE

RH

15 Koch Road, Suite J

Corte Madera, CA 94925

Attention: Secretary

1.Exercise of Option.  Effective as of today, __________, the undersigned (the “Grantee”) hereby elects to exercise the Grantee’s option to purchase __________ shares of the common stock (the “Shares”) of RH (the “Company”) under and pursuant to the Company’s 2023 Stock Incentive Plan (as may be amended, modified or restated from time to time, the “Plan”) and the Stock Option Award Agreement (the “Option Agreement”) and Notice of Stock Option Award (the “Notice”) dated __________.  Unless otherwise defined herein, the terms defined in the Plan or the Option Agreement shall have the same defined meanings in this Exercise Notice.
2.Representations of the Grantee.  The Grantee acknowledges that the Grantee has received, read and understood the Notice, the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.
3.Rights as Stockholder.  Until the stock certificate evidencing such Shares is issued (in the form of the appropriate book entry on the records of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.
4.Delivery of Payment.  The Grantee herewith delivers to the Company the full Exercise Price for the Shares, which, to the extent available and selected, shall be deemed to be satisfied by use of the broker-assisted cashless exercise program provided in Section 3(e) of the Option Agreement.
5.Tax Consultation.  The Grantee understands that the Grantee may suffer adverse tax consequences as a result of the Grantee’s exercise of the Option or disposition of the Shares.  The Grantee represents that the Grantee has consulted with any tax adviser the Grantee deems advisable in connection with the exercise of the Option or disposition of the Shares and that the Grantee is not relying on the Company for any tax advice.
6.Taxes.  The Grantee agrees to satisfy all applicable foreign, federal, state and local income and employment tax withholding obligations and herewith delivers to the Company the full amount of such obligations or has made arrangements acceptable to the Company to satisfy such obligations.  In the case of an Incentive Stock Option, the Grantee also agrees, as partial consideration for the designation of the Option as an Incentive Stock Option, to notify the Company in writing within thirty (30) days after any disposition of any Shares acquired upon exercise of the Option if such disposition occurs within two (2) years from the Date of Award or within one (1) year from the date the Shares were transferred to the Grantee.

7.Consent to Electronic Notice. The Grantee consents to the delivery of any stockholder notice pursuant to Applicable Law, by electronic transmission pursuant to Applicable Law (or any successor thereto) at the electronic mail address on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. The Grantee agrees to promptly notify the Company of any change in the Grantee’s electronic mail address, and that failure to do so shall not affect the foregoing.
8.Successors and Assigns.  The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company.  This Exercise Notice shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.
9.Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of this Exercise Notice shall be submitted by the Grantee or by the Company to the Administrator.  The resolution of such question or dispute by the Administrator shall be final and binding on all persons.
10.Governing Law; Severability.  This Exercise Notice is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  Should any provision of this Exercise Notice be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
11.Further Instruments.  The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Exercise Notice.
12.Entire Agreement.  The Notice, the Plan and the Option Agreement are incorporated herein by reference and, together with this Exercise Notice, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof.  Nothing in the Notice, the Plan, the Option Agreement and this Exercise Notice (except as expressly provided therein) is intended to confer any rights or remedies on any Persons other than the parties.
Submitted by:	Accepted by:
GRANTEE: By: (Signature) Address:	RH By: Title: Address: 15 Koch Road, Suite J Corte Madera, CA 94925